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
                                                                                     OMB APPROVAL
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                                                                                     OMB Number........3235-0287
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FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION
-------                                           Washington D.C.  20549

[ ] Check this box if                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    no longer Subject
    to Section 16.      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Form 4 or Form 5      Section 17(a) of the Public Utility Holding Company Act of 1935 or
    obligations may               Section 30(h) of the Investment Company Act 1940
    Continue. See
    Instructions 1(b)
- ------------------------------------------------------------------------------------------------------------------------------|
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person(s)   |
|                                        |                                             |  to Issuer (Check all Applicable)      |
|   Savas           James        C.      |  eRoomSystem Technologies, Inc. (ERMS)      |                                        |
|----------------------------------------|---------------------------------------------| _X__ Director       _X__ 10% Owner     |
|   (Last)        (First)        (MI)    |3.IRS Identification  |4.Statement for       |                                        |
|                                        | Number of Reporting  |  Month/Year          | ___ Officer (give  ___ Other           |
|                                        | Person, if any entity|                      |       title below)     (Specify below) |
|   6405 South 3000 East                 |  (Voluntary)         |   February 2003      |                                        |
|----------------------------------------|                      |                      |                                        |
|          (Street)                      |                      |----------------------|----------------------------------------|
|                                        |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing      |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)               |
|                                        |                      |                      |                                        |
| Salt Lake           Utah       84121   |                      |                      | _X__ Form filed by One Reporting Person|
|----------------------------------------|                      |                      |                                        |
|  (City)            (State)     (Zip)   |                      |                      | ___ Form filed by More than one        |
|                                        |                      |                      |     Reporting Person                   |
|----------------------------------------|----------------------|----------------------|----------------------------------------|
|                                                                                                                               |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned        |
|-------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |   3.Trans.  |4.Security Acquired (A)or |5.Amount of    |6.         |7.Nature of    |
|  (Instr. 3)                |  tion Date  |    Code     |  Disposed of (D)         |  Securities   |Ownership  | Indirect      |
|                            | (Mon/Day/Yr)|   (Instr. 8)|  (Instr. 3, 4 & 5)       |  Beneficially |Form Dir.  | Beneficial    |
|                            |             |             |--------------------------|  Owned at End |(D) or     | Ownership     |
|                            |             |-------------|          |(A)or|         |  of Month     |Indirect(I)|               |
|                            |             | Code |  V   |   Amount |(D)  |Price    |               |           |               |
|                            |             |-------------|--------------------------|               |           |               |
|                            |             |      |      |          |     |         |               |           |               |
|                            |             |      |      |          |     |         | (Instr. 3&4)  | (Instr. 4)| (Instr. 4)    |
|                            |             |      |      |          |     |         |               |           |               |
|----------------------------|-------------|------|------|--------------------------|---------------|-----------|---------------|
|----------------------------|-------------|------|------|----------|-----|---------|---------------|-----------|---------------|
| Common Stock               |             |      |      |          |     |         |               |           |               |
|                            |             |      |      |          |     |         |    32,500     |     (D)   |               |
|                            |             |      |      |          |     |         |               |           |               |
|----------------------------|-------------|------|------|----------|-----|---------|---------------|-----------|---------------|
| Common Stock               |             |      |      |          |     |         |               |     (I)   |  (Note 1)     |
|                            |             |      |      |          |     |         | 1,200,636     |           |               |
|                            |             |      |      |          |     |         |               |           |               |
|----------------------------|-------------|------|------|----------|-----|---------|---------------|-----------|---------------|
| Common Stock               |             |      |      |          |     |         |    19,231     |     (I)   |  (Note 2)     |
|                            |             |      |      |          |     |         |               |           |               |
|                            |             |      |      |          |     |         |               |           |               |
|----------------------------|-------------|------|------|----------|-----|---------|---------------|-----------|---------------|
| Common Stock               |             |      |      |          |     |         |               |           |               |
| (Note 3)                   | 2/27/03     |  J   |  V   | 13,043   | (A) | $0.23   |    13,043     |    (D)    |               |
|                            |             |      |      |          |     |         |               |           |               |
|----------------------------|-------------|------|------|----------|-----|---------|---------------|-----------|---------------|
| Common Stock               |             |      |      |          |     |         |               |           |               |
| (Note 3)                   | 2/27/03     |  J   |  V   | 2,778    | (A) | $0.18   |     2,778     |    (D)    |               |
|                            |             |      |      |          |     |         |               |           |               |
|----------------------------|-------------|------|------|----------|-----|---------|---------------|-----------|---------------|


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v)

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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
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FORM 4 (continued)        TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, covertible securities)
-------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Trans- |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|action   | Derivative      |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Code     | Securities      |and        |  Securities         |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)| Acquired (A) or |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |         | Disposed of (D) |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         | (Instr. 3, 4& 5)|(Mon/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                 | Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                 |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                 |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-----------------|Date |Exp. |  Title   |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |  (A)   |  (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|Option/   |         |     |    |    |        |        |6/13/|6/13/|  Common  |          |          |          |    |          |
|Right to  |         |     |    |    |        |        |02   |12   |  Stock   |   5,000  |          |  5,000   |(D) |          |
|Buy       | $1.02   |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|Option/   |         |     |    |    |        |        |7/23/|7/23/|  Common  |          |          |          |    |          |
|Right to  |         |     |    |    |        |        |02   |12   |  Stock   | 145,313  |          | 145,313  |(I) | (Note 1) |
|Buy       |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|(Note 4)  | $0.37   |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|Option/   |         |     |    |    |        |        |7/23/|7/23/|  Common  |          |          |          |    |          |
|Right to  |         |     |    |    |        |        |02   |12   |  Stock   | 14,961   |          |  14,961  |(I) | (Note 2) |
|Buy       |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|(Note 5)  | $0.37   |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|Option/   |         |     |    |    |        |        |7/23/|7/29/|  Common  |          |          |          |    |          |
|Right to  |         |     |    |    |        |        |02   |12   |  Stock   | 25,000   |          |  25,000  |(D) |          |
|Buy       |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|(Note 6)  | $0.40   |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|

Explanation of Responses:

Note 1: Indirect beneficial ownership through Ash Capital, LLC, an entity managed by Providence Management, LLC, an entity, in turn, co-managed by Mr. Savas. Mr. Savas disclaims beneficial ownership of these shares and this report shall not be deemed an admission that Mr. Savas is the beneficial owner of these shares for purposes of Section 16 of the Securities Exchange Act of 1934 or for any other purpose.

Note 2: Indirect beneficial ownership through Providence Management, LLC, an entity for which Mr. Savas is co-manager.

Note 3: On February 27, 2003, eRoomSystem Technologies, Inc. (the
        "Company") issued Mr. Savas 13,043 and 2,778 shares of common stock at a purchase price of $0.23 and $0.18 per share, respectively. The shares of common stock were issued in consideration for outstanding board of director fees, and such issuances were previously approved by the disinterested members of the Board of Directors.

Note 4: On July 23, 2002, eRoomSystem Technologies, Inc. (the "Company") granted Ash Capital, LLC an option to purchase 145,313 shares of the Company's $.001 par value common stock under the Company's 2000 Stock Option and Incentive Plan (the "Plan"). Pursuant to the terms and conditions of an option exchange program initiated by the Company, the option was granted in exchange for options tendered for cancellation on January 18, 2002. The option is fully vested and exercisable. The grant is exempt under Rule 16b-3.

Note 5: On July 23, 2002, the Company granted Providence Management, LLC an option to purchase 14,961 shares of the Company's $.001 par value common stock under the Plan. Pursuant to the terms and conditions of an option exchange program initiated by the Company, the option was granted in exchange for a warrant tendered for cancellation on January 18, 2002. The option is fully vested and exercisable. The grant is exempt under Rule 16b-3.

Note 6: On July 29, 2002, the Company granted Mr. Savas an option to purchase 25,000 shares of the Company's $.001 par value common stock under the Plan. The option is fully vested and exercisable as of the date of grant. The grant is exempt under Rule 16b-3.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                     /s/James C. Savas                02/28/03
                                     ------------------------------- ----------
                                     **Signature of Reporting Person    Date
                                       James C. Savas